Memorandum of Understanding Signed to Expand smart USA Product Lineup smart USA and Nissan to Collaborate on New Vehicle for the U. S. Market

Bloomfield Hills, Mich., (October 6, 2010) – smart USA Distributor LLC (“smart USA”), a wholly-owned subsidiary of Penske Automotive Group, Inc. (NYSE: PAG), announced today the signing of a Memorandum of Understanding (“MOU”) with Nissan Motor Co., Ltd. (“Nissan”) for the collaboration of a new vehicle for sale in the United States.

Pursuant to the terms of the MOU, smart USA would obtain the rights to procure and distribute a five-door, gasoline powered, B-segment vehicle from Nissan for sale through the smart USA retail dealership network in the United States. The new vehicle is expected to be available for retail sale in the fourth quarter of 2011. A sketch of the proposed vehicle can be viewed at the smart USA Media Newsroom.

smart USA President Jill Lajdziak said, “The new vehicle will expand smart USA’s product lineup, offering five seat capacity while maintaining the core principles of efficiency and conservation.”

Penske Automotive Group Chairman Roger Penske added, “We are proud to be a partner with both Daimler and Nissan, two companies focused on bringing high-quality, fuel efficient products to the U.S. market.”

Further details of the non-binding MOU are not being released at this time. Completion of the transaction is subject to customary conditions, including the completion of definitive agreements.

ABOUT smart USA
smart USA Distributor LLC, headquartered in Bloomfield Hills, Michigan, is the exclusive distributor of the smart fortwo and related parts in the United States and Puerto Rico and is a wholly owned subsidiary of Penske Automotive Group, Inc. smart USA supports approximately 75 smart retail centers in the United States and Puerto Rico. smart and fortwo are registered trademarks of Daimler AG.

ABOUT PENSKE AUTOMOTIVE GROUP
Penske Automotive Group, Inc. (NYSE: PAG), headquartered in Bloomfield Hills, Michigan, operates 325 retail automotive franchises, representing 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 173 franchises in 17 states and Puerto Rico and 152 franchises located outside the United States, primarily in the United Kingdom.

Caution Concerning Forward Looking Statements

Statements in this press release involve forward-looking statements, including forward-looking statements regarding smart USA Distributor LLC or Penske Automotive Group, Inc.’s ability to complete the transaction noted above. Actual results may vary materially because of risks and uncertainties, including completion of binding documentation, performance by certain vendors and suppliers, and other conditions many of which may be outside of our control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2009, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

For additional information, visit www.smartusa.com or www.penskeautomotive.com

Penske Automotive Group Contacts:

Rick Bourgoise
Director, Communications
smart USA
248-648-2582
rbourgoise@smartusa.com

or

Anthony R. Pordon
Senior Vice President
Penske Automotive Group
248-648-2540
tpordon@penskeautomotive.com

Nissan Contacts:

David P. Reuter
Senior Director, Corporate Communications
Nissan-USA
615-725-5946
David.reuter@nissan-usa.com

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